Exhibit 10.18

20.01.2021

Commercial Lease Agreement

In between

TRIWO Technopark Aachen Leasing GmbH & Co. KG, [*]

represented by TRIWO Beteiligungs GmbH,

represented by the managing director [*]

- as lessor -

and

Next e.GO Mobile SE, Campus-Boulevard 30, 52074 Aachen

represented by the managing directors [*] and [*]

- as tenant -

the following lease agreement is concluded:

§ 1 Subject of the Lease

1.1	The leased property is the space in the buildings GO 1 (ground floor and first floor), VA/VE (ground floor and first floor) as well as VG (ground floor and first floor) and VH (ground floor) located in the property TRIWO Technopark Aachen, Philipsstraße 8, 52068 Aachen (leased property), as well as open space with a total area of approx. 44,207 m2 (calculation basis gif-Richtlinie MFG) and inside parking spaces (P14- 20 pcs., P15- 20 pcs.).

The Leased Property is marked in red in Annexes [*] to the Lease Agreement. The areas of the Leased Property are shown in Annex [*] to the Lease Agreement.

The indication of the size of the leased area does not serve to define a characteristic of the leased property, but only to provide orientation for the parties. Therefore, according to the express understanding of the parties, the space specifications neither constitute a quality agreement nor a guarantee for the size and scope of the rental space. Actual deviations of the rental space upwards or downwards shall not affect the agreement reached on the amount of rent and shall not entitle either party to a reduction or to claim back or additional rent.

The aforementioned rental area shall also be used as a basis for the settlement of operating and ancillary costs.

The Leased Property will be used as follows:

Building GO 1 for the production of electric vehicles (office, warehouse, production, installation and sales areas), open space

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

Building VA/VE as production facility for body construction, indoor parking spaces P14

Buildings VG and VH as office space and production facility for prototype production, workshop and warehouse for hybrid/electric vehicles, open space, indoor parking spaces P15.

The Parties agree that the Lessor shall have no further obligations with regard to the usability of the Leased Property in relation to the agreed purpose of the lease, with the exception of the surrender of the Leased Property in a condition approved under building law. The suitability of the Leased Property for this operation has been examined by the Tenant and is acknowledged.

A change of use - in whole or in part - shall require the written consent of the Lessor, which the Tenant shall only refuse for good cause.

The Tenant shall obtain all necessary official permits and concessions in connection with his business at his own expense, insofar as these relate to the person of the Tenant and his business. Should approvals only be granted subject to conditions or should authorities later impose conditions on the Tenant’s business, the Tenant shall fulfil these conditions at his own expense and shall indemnify the Lessor against official claims or claims of third parties.

In the event of a refusal to grant approval for the contractual use for reasons relating solely to the Leased Property (object-related approvals), the Tenant may terminate the lease extraordinarily; however, claims for damages by the Tenant against the Lessor shall be excluded.

1.2	The rented item is known to the Tenant based on inspections. He accepts the rented item in the condition in which he inspected it when this contract was concluded, unless the agreement expressly provides for construction and preparation obligations of the Lessor below. The buildings are handed over to the Tenant in the inspected condition. The Tenant recognizes this condition as being in accordance with the contract.

§ 2 Lease Period/ Termination

2.1	The Tenancy began on 1 September 2020.

2.2	The rental agreement is concluded for a period of 10 years and ends for the entire rental property on 31 August 2030.

2.3	After the end of the fixed rental period, the rental relationship is extended by two years if it is not terminated with twelve months’ notice before the end of the contract.

2.4	The tacit extension of the rental agreement after the end of the rental period in accordance with § 545 BGB is excluded.

2.5	In addition to the cases expressly regulated by law, the landlord is entitled to terminate the tenancy without notice if

a)	the Tenant does not provide the rental security agreed in § 4 within the agreed period and after a reminder has been issued or, after the - partial or complete - use of the rental security provided during the current tenancy, does not increase it again after a reminder;

b)	the Tenant uses the rental object for purposes other than those agreed in this rental agreement and continues this use despite a warning;

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

c)	the Tenant subleases the rental object without the consent of the Lessor required under this contract or allows third parties to use it for another legal reason and does not terminate the sublease immediately upon request by the Lessor or terminates the non-contractual transfer of use;

d)	the Tenant no longer uses the rental object exclusively to generate sales subject to sales tax (§ 15 of this agreement);

e)	IBG Beteiligungsgesellschaft mbH and Dr. VG Schuh GmbH (1.) did not conclude until latest 31 January 2021 an option agreement with Dr. VG Schuh GmbH on the right of IBG Beteiligungsgesellschaft mbH to purchase shares in the Tenant company, which essentially corresponds to the draft attached as Annex 8 and (2.) the general meeting of the Tenant did not approve this option agreement.

2.6	Any termination or cancellation of the lease agreement must be in writing.

§ 3 Rent, Operating and Ancillary Cost

3.1	The total monthly rent as of 1 September 2020 shall be:

Designation	Amount
Total net rent	[*]
plus statutory VAT, currently 16%	[*]
Total gross rent:	[*]

The rent breakdown of the aforementioned total monthly rent of the Leased Property is shown in Annex [*] to the Lease Agreement.

3.2	Rent Adjustments

3.2.1	Value Assurance Agreement

If the monthly consumer price index (CPI) determined by the Federal Statistical Office in Wiesbaden, base 2015 = 100, has risen or fallen by more than 5% in each case compared to the level at the time of conclusion of the agreement or – after a change in rent has occurred – compared to the level at the time of the change in rent, the rent shall be increased or reduced in the corresponding proportion. The change shall take effect from the first day of the month following the change in the CPI. A special rent change declaration is not required for this purpose.

The provision shall be applicable repeatedly, starting from the time of the respective preceding rent change, if the above prerequisites are met accordingly.

Should the selected index not be continued, the parties agree already now that an index shall then apply which is comparable to the index selected here, in particular the comparable index then published by the Federal Statistical Office or its successor organisation, with corresponding arithmetical adjustment and re-indexation. Should the above clause be invalid for whatever reason, the contracting parties undertake to agree without delay on a provision which legally comes closest to what they intended economically with this value adjustment clause.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

3.2.2	Modernisation and Energy Saving Measures

After the implementation of modernisation and energy saving measures, the Lessor is additionally entitled – including considerations of equity - to demand a corresponding increase in the net cold rent and to determine the amount of the increase within the scope of legal permissibility in accordance with §  315 of the German Civil Code (BGB) at his reasonable discretion. This shall also apply mutatis mutandis to development and expansion measures on traffic areas, supply and disposal facilities including house connections of such facilities as well as connections to the broadband cable network.

The extent of the increases shall be determined by the construction costs, the areas affected by the measures, and the period of time affected by the measure.

In the event of objection by the Tenant, the amount of the rent adjustment shall be determined by an expert to be appointed by the Chamber of Industry and Commerce (IHK) after hearing the parties. The costs of the expert shall be borne by the parties in proportion to the degree of defeat.

The Tenant is obliged to pay the increased rent from the beginning of the month following receipt of the Lessor’s written rent increase declaration, but no earlier than from the beginning of the month following the completion of the measures.

3.3	Operating and Other Cost

The rent does not include the operating costs attributable to the rented property or the pro rata costs of property and rental management. These costs shall be borne by the Tenant separately.

Operating costs are all costs pursuant to § 2 of the Ordinance on the Statement of Operating Costs (BetrKV) as amended, but in particular also the costs contained in the following list (the list does not constitute a claim to the creation of the facility if such a facility does not exist):

•	the public charges, e.g. property tax,

•	the costs of water supply, including rental and calibration costs of water meters as well as recurring contributions for water supply,

•	the costs of drainage, in particular waste water and surface water as well as recurring contributions for the disposal of waste water and/or surface water the costs of operating the heating system including rental and calibration costs of consumption recording devices,

•	the costs of chimney cleaning and emission measurement, the costs of operating a central hot water supply,

•	the costs of operating mechanical passenger and/or goods lifts , the costs of maintaining traffic areas including winter services ,

•	and waste recycling and disposal,

•	the costs of cleaning communal circulation and social areas (e.g. stairwells, communal toilet facilities),

•	the costs of pest control,

•	the costs of maintaining outdoor facilities, including green areas,

•	the general electricity costs, in particular for lighting and other facilities and technical installations used by several tenants,

•	the costs of property and liability insurance, the costs of the caretaker,

•	the costs of operating the communal antenna system including the private distribution system connected to a broadband cable network ,

•	the costs of cleaning and inspecting service connections, water supply and drainage systems, heating, water and gas pipes, electrical lines and installations,

•	the costs of surveillance of the property, including video surveillance, to the customary extent, the costs of gutter cleaning, and

•	other operating costs.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

The Parties to this Agreement agree that “Other Operating Costs” shall mean all costs of operation (including maintenance and legally required inspections) of technical systems or equipment existing or installed in the Leased Property, in particular costs of operation and maintenance of

•	the function of fire extinguishing systems (fire extinguishing equipment).

•	fire extinguishing equipment (fire extinguishers, hydrants, sprinkler system, etc.), of smoke and heat extraction equipment,

•	exhaust gas disposal devices of garages (C0 2 system),

•	a fire and/or burglar alarm system (incl. rental and line costs, as well as a required emergency call service },

•	an automated monitoring system and/or access control equipment an automated monitoring device and/or access control devices, alarm devices (siren, evacuation device, etc.)

•	a lightning protection system,

•	the safety lighting and a safety power supply, an air conditioning and/or ventilation system,

•	barriers, gates, and doors including automatic triggering devices, cleaning and maintenance of oil and/or grease separators.

Other operating costs also include:

•	the costs of cleaning the outside of windows and sun protection systems, the costs of operating gutter and/or ramp heating,

•	the costs for cleaning and maintenance of roof systems including rainwater drainage pipes, emergency drains and any necessary snow removal from roof areas,

•	the costs for collective sign systems, signposts and similar communal facilities,

•	the costs from contracting contracts for the delivery of consumables (heat, cold or electricity, etc.),

•	the costs of the commissioned facility manager.

3.4	As far as legally and factually possible, the Tenant bears all operating and ancillary costs according to actual consumption. If a usage-based apportionment is not possible or appropriate, the Lessor shall calculate the cost as ratio of the area of the rented item to the rentable area of the building or business unit (e.g. rented property).

Cellars and attics are not considered rentable rooms.

For car parking spaces, the rental area is agreed at a flat rate of [*] m2 per parking space outdoors and [*] m2 indoors.

Insofar as operating costs affect the Tenant alone or in conjunction with one or more tenants, these costs are to be borne alone or proportionately in relation to the respective rental areas of the tenants concerned.

The costs of the electricity supply for the rented item are settled directly by the Tenant with the relevant utility company, provided that the technical requirements for this are met. Otherwise, the costs of the electricity supply for the rental object will be settled by the Lessor with the Tenant according to the measured consumption. The electricity price is calculated from the Lessor’s acquisition costs plus a surcharge of 15% for transformation and line losses, measurement differences and billing expenses. The Lessor is not liable to the Tenant for damage caused by a power failure, unless the power failure was caused by intent or gross negligence.

The heating costs are billed on the basis of the current version of the Heating Costs Ordinance. Of these costs, 70% are apportioned according to recorded heat consumption and 30% according to the ratio of rentable and heatable space to rental space.

If the rented property is heated by its own heating system, the Tenant is responsible for procuring the energy and other services required to operate the heating (regular maintenance, chimney sweep, etc.) at his own expense.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

3.5	The Tenant shall make monthly advance payments for the aforementioned costs in accordance with the following schedule:

from 1 September 2020:

Operating cost advance payment
Factory 1 (GO1)	[*]
Factory 2 (VA/VE)	[*]
Factory 4 (VG, VH)	[*]

Total operating cost advance payment net	[*]
plus statutory VAT, currently 16%	[*]
Total gross operating cost advance payment	[*]

This advance payment is due together with the monthly rent and is payable in the same manner as the latter. The apportionable costs are settled in the amount actually proven.

The monthly advance payment for operating costs may be increased or reduced by the Lessor in each case after submission of the final annual operating cost calculation to be prepared by him, provided this appears reasonable in view of the amount of the actual or expected costs.

3.6	The Tenant shall pay the Lessor a flat rate of 3% of the annual net cold rent (excluding operating and ancillary costs and statutory VAT) for the costs of property and rental management.

3.7	The Lessor shall be entitled to pass on to the Tenant on a pro rata basis all cost increases in the apportionable costs occurring after conclusion of the contract, all new operating costs which are necessary in compliance with the principle of economic efficiency, as well as new fees and charges introduced.

In addition, the Lessor shall be entitled to modify the aforementioned apportionment standards at his reasonable discretion while observing the principle of equal treatment of all tenants.

3.8	The Lessor shall submit a written statement of the apportionable costs to all tenants once a year. The statement of account shall be made by 31 December of each year following the respective year of account. Any resulting claims against the Tenant shall be settled within 14 days of receipt of the statement. The same shall apply vice versa if the statement of account results in a claim of the Tenant against the Lessor.

A statement of account drawn up by the Lessor shall be deemed to have been approved if the Tenant does not raise objections in writing with the Lessor within one month of receipt of the statement of account and the Lessor has pointed this out in the context of the statement of operating costs. Otherwise, a preclusion period of one year after receipt of the statement applies (§ 566 (3) BGB).

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

3.9	In its decision published 18 April 2017, NRW.BANK granted the Lessor a subsidy amount of (maximum) [*] € for building GO1 (Plant 1) (Annex [*]).

Grants amounting to [*] € were paid out. The subsidies granted are taken into account at the rate of 1/60 per month for the duration of the 5-year earmarking period by deducting them from the rent from the time the subsidy amount was paid out in full to the Lessor. As of 31 August 2020, 8/60 of the subsidy has already been taken into account within the framework of the rental relationship between the Lessor and e.GO Mobile AG.

The further crediting of the amount under this lease agreement is subject to NRW.Bank’s approval of the transfer of the subsidies to the Tenant. The full rent shall be charged until such time as the relevant notice is submitted.

3.10	In deviation from § 5, No. 5.1 of the rental agreement, the Lessor has agreed to defer the net cold rents owed by the Tenant for the period from 01 September 2020 to 31 July.2021 or the compensation for use incurred up to the signing of this rental agreement in accordance with § 3 No. 3.1 until 31 July 2021. The parties hereby confirm this deferral agreement in a form corresponding to § 550 of the German Civil Code (BGB). The deferred rents (a total of 11 net cold rents) are due in instalments at 1/11 from the month of August 2021 in addition to the rent. For clarification: operating and administrative costs incurred as well as sales tax incurred for deferred rents, operating and administrative costs are not deferred.

The deferred rents are subject to interest at a rate of 5% p.a. until the full repayment. The agreed interest rate also includes a payment for the interest deferral. The interest is calculated pro rata temporis on the basis of a month of 30 days and a year of 360 days and the days actually elapsed. The Lessor waives the calculation of deferral interest if the Tenant makes the above agreed payments in accordance with the contract.

The Tenant is entitled to make payments on the deferred rent at any time before the end of the deferral period.

Payments by the tenant will first be offset against the monthly rent due at the time of payment and then against the deferred rent.

§ 4 Security of Tenancy

4.1	By separate agreement, the Tenant assigns to the Lessor as security all of its assets present on the Leased Property and on the premises Campus-Boulevard 30, 52074 Aachen. For this purpose, the Parties shall conclude the security agreement attached as Annex 5.

4.2	After full repayment of the rents deferred pursuant to § 3 No. 3.10, including full payment of the agreed deferral interest, and provided that there are no rent arrears or outstanding claims for payment of operating costs, the Tenant shall be entitled to pay the Lessor a rent deposit in the amount of 6 gross monthly rents (rent plus advance payment of operating costs and VAT) to secure all claims under this Tenancy Agreement instead of the transfer of ownership as security agreed in § 4 No. 4.1. No interest shall be paid on a rental deposit paid in cash. After payment of the rent deposit, the objects § 4.1 shall be released again by the Lessor.

4.3	As a substitute, the Tenant may submit to the Lessor a directly enforceable bank guarantee of a credit institution or credit insurer licensed in Germany, which must contain a waiver of the pleas of anticipation, avoidance and set-off, as well as a reference to the possibility of depositing the amount of money. The guarantee may not contain a time limit. The deposit may also be made by pledging or assigning property or securities, provided there is no exchange risk.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

4.4	The Lessor shall be entitled to use this security deposit to satisfy his claims under this agreement if the Tenant fails to meet his obligations in full or on time and a reasonable period of grace set by the Lessor has expired to no avail. The security deposit shall also serve to cover any loss incurred by the Lessor as a result of any delay by the Tenant in vacating the Leased Property upon termination of the lease.

4.5	The security deposit shall be returned, or the guarantee released after termination of the lease as soon as and to the extent that it has been established that the Lessor no longer has any claims against the Tenant.

4.6	Should the Lessor make use of the security deposit or guarantee during the term of the lease, the Tenant shall be obliged to immediately increase the security to the agreed amount.

§ 5 Payments

5.1	The rent including operating costs is due monthly in advance and by the third working day of the respective month to be paid free of charge to the Lessor into the account at

[*]

The credit to the landlord’s account is decisive for the consideration of timeliness of the payment.

5.2	In the event of late payment of the amounts, the Lessor is entitled to charge default interest and any dunning costs. Interest on arrears will be calculated according to § 288 No. 2 of the German Civil Code (BGB). The Tenant reserves the right to prove that the Lessor has suffered less interest damage, whereas the Lessor is also entitled to claim further interest damage.

5.3	The Tenant can only offset against claims for rent and operating costs as well as other claims of the Lessor with counterclaims or exercise a right of retention if the counterclaim or the right of retention is undisputed or has been legally established. A set-off or the assertion of a right of reduction or retention is to be announced to the Lessor in writing with a notice period of 1 month, insofar as the exercise is permitted hereunder.

§ 6 Maintenance (Inspection, Servicing) and Repairs

6.1	Maintenance includes all measures necessary to keep the leased property or the leased object in a condition in accordance with the contract and to prevent damage (in particular inspections, maintenance and statutory and officially ordered tests). Repairs are all measures necessary to restore the rented property or rented object to a condition in accordance with the contract.

The Tenant is obliged to treat the rented property with care. He shall, at his own expense arrange for all maintenance, repairs or replacement of the rented property including the accessories and all its installations and facilities (e.g. toilets, radiators, lighting, etc.) caused by the use of the rented property, insofar as the areas, installations and facilities have been left to his exclusive use.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

The foregoing obligations shall not apply in the event of damage or deterioration which was already present at the time of handover of the rented property, or which is not due to the use of the rented property, or which is not attributable to the Tenant’s sphere of risk (e.g. arson by a third party, etc.).

The Lessor shall be responsible for the maintenance and repair of the areas, facilities and equipment not used exclusively by the Tenant (common facilities/areas). The costs for the maintenance of such areas, installations and facilities shall be borne by the Tenant in proportion to his rented area to the total area concerned. The costs of these measures shall be borne by the Tenant in accordance with the aforementioned general distribution key (Clause 3.4, Sentence 1), subject to the proviso that these costs shall be limited to 8% of the annual net rent.

The foregoing provision shall not apply to maintenance and repair measures on the roof and framework or to measures in respect of which the Lessor has claims against third parties. “Roof” includes the roof structure with the roofing and the associated plumbing work (gutters, downpipes), skylights/roof windows including canopies as well as roof inlets and outlets and lightning protection systems. The term “framework” includes the load-bearing parts of the building (foundations, load-bearing walls, storey ceilings, supports), stairs and stair railings, the façade including the outside of the windows, the outside of the building entrance doors as well as pipes, pipe shafts, pipe routes and supply installations within the above-mentioned load-bearing parts and outside the building.

6.2	The renewal of operating and auxiliary materials (in particular illuminants, seals, and all other consumables) shall be arranged by the Tenant at his own expense. If the renewal is carried out for rented rooms or common areas that can be used by several tenants on the basis of maintenance contracts concluded by the Lessor, the costs shall be apportioned - if necessary on a pro rata basis - within the framework of the operating costs statement.

6.3	The Tenant shall carry out the cosmetic repairs as necessary at his own expense. The cosmetic repairs include in particular the wallpapering or painting of the walls and ceilings, the proper maintenance of the floors, the painting of the radiators including the heating pipes, the interior doors and the interior painting of the windows and exterior doors. The cosmetic repairs must be carried out professionally.

6.4	The Tenant shall be liable to the Lessor for all damage caused to the rented property or to the common facilities of the property by the Tenant himself, his relatives and employees and the craftsmen commissioned by him, as well as by suppliers, customers and other persons related to him or present in the rented property with his consent. The Tenant shall only not be liable for damage to the rented property if he can prove that the cause of the damage was neither caused by him nor by a third party for whose actions he would be liable in accordance with the preceding paragraph.

§ 7 Repairs and Structural Alterations by the Lessor, Structural Alterations by the Tenant

7.1	The Lessor may carry out repairs and structural alterations to maintain the rented property and the external area, to avert imminent danger or to remedy damage even without the Tenant’s consent. This shall also apply to work which, although not necessary, is expedient, e.g. modernisation of the building. In particular, the Tenant shall tolerate that the rented property is connected to the corresponding networks by the utility companies for the purposes of energy and water supply, sewage disposal and telecommunications. He will allow access to the leased property to employees of these companies insofar as they are entitled to do so on the basis of statutory or contractual provisions.

7.2	Insofar as the Tenant must tolerate the work on the basis of the above provision or on the basis of statutory regulations, he may neither reduce the rent nor exercise a right of retention nor claim damages. The Lessor shall, however, endeavour to have the work carried out in such a way that no substantial impairment of the Tenant’s business operations occurs. However, claims for damages shall not be excluded if the Lessor is responsible for intent or gross negligence.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

7.3	Structural alterations by the Tenant, in particular alterations and installations, also alterations to the exterior of the rented property, including grating of windows, etc., may only be carried out with the prior written consent of the Lessor. The Lessor shall only refuse such consent for good cause. The Tenant shall be responsible for obtaining any necessary public permits. He shall bear all costs in connection with the structural alteration. He shall be liable for all damage arising in connection with the construction measures undertaken by him.

7.4	The above provisions shall also apply to the installation of permanently installed advertising media (signs of all kinds, neon signs, showcases, flags, etc.). The prior written consent of the Lessor is required for their installation, which the Lessor will only refuse for good cause.

§ 8 Insurance

8.1	The Lessor shall insure the building against the risks of fire, mains water and storm/hail to an appropriate extent. Additional risks can be insured for specific properties (e.g. sprinkler leakage, natural hazards, etc.). Furthermore, the Lessor shall take out a property owner’s liability insurance. If oils or similar environmentally hazardous substances that are necessary for the proper operation of the rented property (e.g. heating oil) are stored on the property, the Lessor shall also take out environmental liability insurance. The insurance premiums are part of the apportionable operating costs. However, the Tenant is not entitled to demand the contracting of these insurances.

The Tenant shall fulfil at his own expense any insurance conditions imposed by the insurance companies for the kind of use of the leased property by the Tenant or by installations or objects brought in by him. Any premium increases resulting from the use of the leased property shall be borne in full by the Tenant.

8.2	The Tenant is obliged to insure all furnishings and operating resources against the risks of fire, mains water, storm, natural hazards, and vandalism.

Glass insurance for the rental unit, including windows and doors, is recommended. If the Tenant fails to take out insurance, he bears this risk himself, also insofar as glass damage to windows and entrance doors of the rented property is involved.

The tenant is also obliged to take out appropriate (business) liability insurance, which also covers damage to rented property.

Evidence of the conclusion of the insurance and the ongoing payment of premiums must be provided to the Lessor upon request.

§ 9 End of the Rental Period

9.1	At the end of the rental period, the rental object shall be returned in proper condition, swept clean and with all keys. Proper condition within the meaning of the above provision means:

•	The rented property has been completely vacated.

•	Cosmetic repairs within the meaning of § 6.4 shall be deemed to have been carried out if the rented property shows visible signs of use and the Tenant cannot prove that he has promptly fulfilled his renovation obligation pursuant to § 6.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

•	Floor coverings shall be replaced if, due to damage or soiling beyond the usual extent, it is at least substantially more difficult to re-let the property in unchanged condition despite professional cleaning.

•	Keys made on behalf of the Tenant shall either be destroyed by the Tenant (not permissible in the case of a locking system) or handed over to the Lessor. If the Tenant decides to hand over the keys to the Lessor, he cannot demand compensation for his costs from the Lessor. If keys to a locking system are missing, the Tenant shall bear the costs of replacing the system or the cylinders to be opened with the missing key.

•	The Tenant has removed at his own expense any fixtures and advertising installations made by him and restore the rented property to a proper condition. Insofar as the Lessor agrees to the return of the leased property with the alterations and installations carried out by the Tenant, the Tenant shall not be entitled to compensation or any other claim. The Tenant shall in no case be entitled to such consent; the decision shall be at the Lessor’s discretion. The Tenant shall be obliged to leave fixtures or advertising installations in/on the leased property if the Lessor so requires. In this case, the Lessor shall pay an appropriate compensation. If the parties cannot agree on the compensation, an expert appointed by the regionally competent Chamber of Industry and Commerce (IHK) shall fix a price after hearing the parties. If the Lessor then waives his right to take over the fixtures and advertising installations, he shall bear the costs of the expert, otherwise both parties each shall bear half of the costs.

9.2	If the Tenant does not fulfil the aforementioned obligations upon return, the Lessor shall be entitled, after the fruitless expiry of a reasonable period of grace to be determined separately, to open the hired object at the Tenant’s expense and to have the cleaning and cosmetic repairs carried out and to have new locks and keys made.

9.3	If the Tenant does not completely vacate the rented property in good time, he shall be liable to the Lessor for all damage incurred. If the Tenant is granted an eviction period at his request, he shall be liable for the entire rent until the expiry of the eviction period, even if he moves out earlier, unless the subsequent letting takes place before the expiry of the period.

9.4	During the last 6 months of the tenancy, the Tenant shall permit the display of the rental posters on windows or other suitable places on the rented property. Furthermore, he shall be obliged to keep the leased property accessible to prospective tenants and agents of the Lessor during normal business hours by arrangement.

The affixing of signs indicating the Tenant’s new business premises shall require the approval of the Lessor.

§ 10 Entry of the Leased Property by the Lessor

10.1	The Lessor or persons authorised by him shall be entitled to enter the leased property during normal business hours by arrangement. The Tenant shall be obliged to tolerate such entry and inspection of the leased property by the Lessor as is necessary for the performance of the Lessor’s obligations or for the exercise of the Lessor’s rights.

10.2	By leaving a spare key with the Lessor or with a person he trusts, the Tenant shall ensure that the leased property can also be entered in his absence in the event of imminent danger. If the Tenant fails to comply with this obligation, he shall be liable for all damage caused by the fact that the leased property cannot be entered or can only be entered with delay.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

§ 11 Subletting/Subleasing

11.1	Subletting/subleasing - in whole or in part - is only permitted to the Tenant with the prior written consent of the Lessor. The intended sublease agreement must be submitted with the request for consent. The Lessor shall refuse consent to subletting only for good cause.

The Tenant’s right of termination pursuant to § 540 No. 1 sentence 2 BGB is excluded.

In the event of subletting, the Tenant hereby assigns to the Lessor by way of security the claims to which he is entitled against the subtenant with the right of realisation up to the amount of the Lessor’s claims against the Tenant.

11.2	The takeover of the contract by a third party shall in any case require the separate written consent of the Lessor.

11.3	In the event of the sale of the entire business or part of the business of the Tenant, prior approval by the Lessor shall be required due to the transfer of the rights and obligations under this Lease Agreement to the legal successor of the Tenant.

§ 12 House Rules and Fire Protection

If and insofar as the Landlord deems it expedient for the proper management of the entire property, he shall be entitled, at his reasonable discretion (§ 315 BGB), to draw up house rules or to supplement existing house rules. The house rules shall become binding upon announcement unless provisions of this Agreement are changed thereby.

The company regulations for preventive fire protection enclosed as Annex [*] are part of the contract and shall be recognised and observed by the Tenant.

§ 13 Road safety obligation

13.1	The Tenant shall assume the duty of road safety with regard to the rented property in its entirety as well as for the traffic caused by him in the other parts of the entire property including the access paths and roads. This applies in particular to the obligation to keep paths and roads clear of snow and ice and to grit them.

13.2	The Tenant shall indemnify the Lessor against claims by third parties arising from a breach of the duty of road safety (including legal costs for the defence against claims). This shall not apply, however, if the Lessor is guilty of intentional or gross negligence.

§ 14 Protection Against Competition

Protection against competition is not granted to the Tenant.

§ 15 Turnover Tax Option

15.1	The Tenant is aware that the Lessor has waived the VAT exemption for the entire rented property pursuant to § 9 para. 4 no. 12a UStG (German Turnover Tax Act) and is aware of the legal basis. Therefore, rents and operating and ancillary costs shall be paid plus statutory VAT in each case.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

15.2	The Tenant undertakes to use the leased property exclusively for sales which do not exclude the deduction of input tax by the Tenant. He undertakes to inform the Lessor immediately if these conditions are no longer met.

15.3	Furthermore, he [the Tenant] undertakes to make available to the Lessor without delay, upon request, those documents which enable the Lessor to comply with his obligation to provide evidence to the tax authorities pursuant to § 9 No. 2 of the German Turnover Tax Act (UStG). Without special request, the Tenant shall prove annually at the end of the calendar year - by means of a certificate from a tax advisor - that the rented property was used exclusively for sales subject to turnover tax.

15.4	If the Tenant culpably violates the above obligations, he shall compensate the Lessor for the resulting damage, in particular the additional tax burden due to the correction of the Lessor’s input tax deduction.

15.5	The Tenant’s attention is drawn to the fact that this claim for damages is not limited in amount and may exceed the total rent for the term of this agreement (§ 254 No. 2 BGB).

§ 16 Liability of the Lessor

The no-fault liability of the Lessor for initial defects of the rented property which existed at the time of the conclusion of the rental agreement and for damage to the property brought in by the Tenant is excluded. In particular, he is not liable for damage to the items brought into the rented property by the Tenant, caused by fire, smoke, soot, water, rot and the gradual effects of moisture, unless otherwise agreed below.

If the electricity, gas/heat or water supply or the drainage is interrupted due to a circumstance for which the Lessor is not responsible or if floods or other disasters occur, the Tenant shall have no claims for compensation against the Lessor.

The Lessor shall only be liable for intent and gross negligence, for slight negligence only in the event of a breach of essential contractual obligations. In these cases, the Lessor’s liability shall be limited to the typically foreseeable damage. This limitation of liability shall not apply in the event of injury to life, limb or health or for such damage caused by a breach of duty on the part of the Lessor and for which the Lessor has insurance cover.

The foregoing shall not affect the Tenant’s claims for performance or his statutory right to terminate the lease without notice. Furthermore, the Lessor’s exclusion of liability shall not apply if a certain characteristic of the leased property has to be specifically guaranteed or a defect has been fraudulently concealed. The exclusion of liability shall also not apply if the damage is based on a breach of a so-called cardinal obligation, i.e. a breach of contractual obligations which make the proper performance of the contract possible in the first place and on the fulfilment of which the Tenant therefore relies.

§ 17 Other

17.1	The Lessor shall be entitled at any time to transfer his rights and obligations under this agreement to a third party. Upon notification of this legal succession to the Tenant, the Lessor shall leave the contractual relationship with the Tenant with all rights and obligations and the legal successor shall automatically enter into all rights and obligations of the Lessor under this Agreement.

17.2	If the Tenant changes his address as stated in this Agreement, he shall notify the Lessor of this fact within 8 days.

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

17.3	Subsequent amendments and additions must be made in writing, which requirement can only be waived in writing. Verbal subsidiary agreements do not exist. Termination of the contract shall also require the written form.

17.4	Several Tenants shall be liable for all obligations arising from this contractual relationship as joint and several debtors. Declarations made by or to one Tenant shall also be legally binding on the other Tenant. In this respect, the Tenants authorise each other to receive declarations from the Lessor and to make declarations to the Lessor. The foregoing provision shall apply mutatis mutandis if several persons or companies are Lessor.

17.5	Should any provision of this Agreement be or become invalid, or should a contractual gap be found in the Agreement, this shall not affect the remaining provisions of the Agreement. The ineffective provision or the gap shall be replaced by a provision which the parties would have made according to the economic intention of this contract if they had considered the ineffectiveness or the gap.

SIGNATURES as shown in .pdf of original document

Annexes
Annex 1a	[*]
Annex 2	[*]
Annex 3	[*]
Annex 4	[*]
Annex 5	Security transfer agreement
Annex 6	[*]
Annex 7	[*]
Annex 8	Option agreement between IBG Beteiligungsgesellschaft mbH and Dr. VG Schuh GmbH

Lease Contract TRIWO Technopark Aachen Leasing GmbH & Co. KG./. Next e.GO Mobile SE - GO 1, VA-VE and VG/VH

Annex 5

20.01.2021

Collateral Assignment Agreement

between

TRIWO Technopark Aachen Leasing GmbH & Co. KG, represented by TRIWO Beteiligungs-GmbH, which in turn is represented by its Managing Director [*]

hereafter “Assignee” -

and

Next e.GO Mobile SE, represented by its Managing Directors [*],

hereafter “Guarantor” -

§ 1 Assignment as Security

1.	The Guarantor hereby assigns to the Assignee:

a)	All raw material, unfinished and finished goods and other stocks as well as tools located on the premises of the Guarantor at TRIWO Technopark Aachen, Philipsstraße 8, 52068 Aachen, in the liquidation values specified in the sketch pursuant to Annex [*] highlighted in red, which are currently located in the buildings highlighted in red in Annex [*] on the above-mentioned premises or will be located there in the future.

c)	All items owned by the Guarantor within the meaning of § 1 sub-section 1 lit. a) and b). § 1 No. 1 lit. a) and b) which are located in the premises rented by the Guarantor at the address “Campus Boulevard 30 in 52074 Aachen”, insofar as these are not subject to the landlord’s lien. For this purpose, all items referred to in c) and owned by the Guarantor shall be assigned to the Assignee as security. The Assignee shall, in accordance with § 5 and notwithstanding § 9, release the items located in the security space “Campus Boulevard 30 in 52074 Aachen” in the event that they are required to satisfy the rights of the lessor of the premises “Campus Boulevard 30 in 52074 Aachen” arising from the lessor’s lien.

d)	All items owned by the Guarantor within the meaning of § 1 sub-section 1 lit. a) and b). § 1 No. 1 lit. a) and b) which are located in the premises rented by the Guarantor at the address “[*]”, insofar as these are not subject to statutory security interests of [*]. For this purpose, all items described under lit d and owned by the Guarantor shall be assigned to the secured party as security. In accordance with § 5 and in derogation of § 9, the secured party shall release the items located in the secured premises “[*]” in the event that they are required to satisfy the statutory security rights to which [*] is entitled from the latter.

The objects assigned pursuant to this § 1 para. 1 are hereinafter referred to as the “Collateral Assets”, the parts of the Collateral Taker’s production site highlighted in red in Annex [*] are hereinafter referred to as the “Collateral Territory”.

2.	The currently existing Collateral Asset shall be transferred upon the signing of this Agreement. The contracting parties agree that ownership of any future Collateral Asset shall pass to the Collateral taker as soon as each of the conditions set out in § 1 para. 1 have been fulfilled.

3.	A list of the inventory of the Collateral Assets - stating the current Collateral Value (§ 10) - is attached to this Agreement in the form of the valuation of [*] at liquidation values as Annex [*]. The Collateral Provider shall send to the Collateral Taker an updated inventory list containing the information set out in Annex [*] at 3-monthly intervals, for the first time as of 01.04.2021. The collateral taker is entitled to request such inventory lists also at other times if this is necessary to safeguard its legitimate interests.

4.	To the extent that the Guarantor has title or co-ownership to the Collateral Asset, the Guarantor hereby transfers title or co-ownership to the Assignee. To the extent that the Guarantor has an expectant right to acquire title (ownership subject to a condition precedent) to the Collateral Asset which is subject to a reservation of title, the Guarantor hereby assigns such expectant right to the Assignee; upon expiry of the reservation of title, title shall thereby pass directly to the Assignee. Furthermore, the Guarantor hereby assigns to the Collateral Taker all claims to which it is entitled for loss of the Collateral Assets or damage to the Collateral Assets, including all claims against insurance companies.

5.	The transfer of the Collateral Asset to the Assignee shall be replaced by the Guarantor carefully holding the Collateral Asset in safe custody for the Assignee free of charge. To the extent that third parties have or obtain direct possession of the Collateral Asset, the Guarantor hereby assigns to the Assignee its present and future claims for surrender. The Parties shall also make the agreements contained in this paragraph 5 with regard to such items whose transfer of title only becomes effective after the conclusion of this contract.

6.	The Guarantor shall be obliged to extinguish existing or future reservations of title to the Collateral Asset in the ordinary course of business, whereby agreed payment terms may be utilised. The Guarantor is entitled, but not obliged, to fulfil purchase price obligations of the Guarantor to the Guarantor’s suppliers for the account of the Guarantor after having notified the Guarantor accordingly. The Guarantor hereby assigns to the Collateral Taker all claims to which the Guarantor is entitled against its suppliers in the event of the dissolution or non-performance of purchase contracts, in particular the claims for the return of payments already made.

§ 2 Purpose of the Security

The transfer of ownership of the Collateral Asset as well as the transfer of the other rights and claims under this Agreement serve as security for all present conditional or unconditional claims as well as all present and future claims of the Guarantor arising from the business relationship with the Assignee, in particular from the Lease Agreement dated 20.01.2021.

§ 3 Disposal of collateral; Handling and Processing

1.	Until revoked by the Assignee pursuant to § 3 para. 4, the Assignee shall permit the Guarantor to dispose of the collateral under § 1 para. 1a at any time in the ordinary course of business.

2.	Bis (2) Until revoked by the Assignee under § 3 para. 4, the Guarantor shall be entitled to process the collateral referred to in § 1 para. 1a in its own or in third parties’ factories in the ordinary course of business. The processing shall be carried out on behalf of the Assignee (without remuneration) as manufacturer in such a way that the Assignee retains or acquires ownership, co-ownership or expectant right in the products at any time and at any stage of the agreement (§ 950 BGB). If, nevertheless, in the course of processing, the Assignee’s co-ownership, joint ownership or reversionary interest in the processed collateral should cease, such rights shall revert to the Assignee at the moment of acquisition by the Guarantor. If the goods are mixed or mingled with goods that do not form part of the collateral, the ownership, co-ownership or expectant right in the products arising for the Guarantor shall also pass to the Assignee at the moment at which it arises for the guarantor.

3.	To the extent that the Guarantor is or will be entitled only to claims for transfer of title, co-ownership or expectant rights, the Guarantor hereby assigns such claims to the Assignee. The Guarantor hereby further assigns to the Assignee all existing and future claims (including all claims for remuneration and damages) to which it is entitled under present or future contracts with third parties relating to the handling and processing (including mixing or blending) of the Collateral.

4.	The Assignee shall be entitled to revoke the power of disposition and processing pursuant to paragraphs 1 and 2 if the Guarantor abuses its powers (in particular, the disposition or processing takes place outside the ordinary course of business), the Guarantor materially breaches its obligations under this agreement, in particular to preserve the collateral, or the Assignee is entitled to a right of realisation pursuant to § 8 of this agreement.

§ 4 Obligations of the Guarantor in Respect of the Collateral

The Guarantor undertakes vis-à-vis the Assignee

a)	except as permitted by § 3 hereof, not to dispose of the Collateral Property or any interest assigned hereunder and to refrain from any action which might result in damage to, or material diminution in value of, or loss of, the Collateral Property or any interest assigned hereunder;

b)	subject to § 3, to leave the Collateral Assets in the Collateral Territory from time to time and to store and handle them with care at its own expense;

c)	to mark the transfer of the Collateral Asset to the Assignee in its books and records and, at the request of the Assignee, to mark the Collateral Asset as the property of the Assignee in such manner as the Assignee thinks fit; and

d)	maintain the Collateral Asset at all times in a good state of repair consistent with its present condition (ordinary wear and tear excepted) and replace any Collateral Asset which is damaged, destroyed or otherwise lost; and

e)	to keep the Collateral fully insured against the usual risks at its own expense until such time as it is fully released by the Assignee, to notify the insurers of the transfer of title by way of security in accordance with this Contract and to provide the Assignee with copies of the insurance policies on request; and

f)	promptly notify the Assignee of any subsequent change in the value of the collateral (or of any material items forming part of the collateral) which affects the enforceability of the Assignee’s rights; and

g)	give the Assignee prompt notice if the Assignee’s rights in any items of the Collateral Asset are affected by attachment or by any other action of a third party, together with all documents necessary for intervention (including, in the case of attachment, a copy of the attachment order and an affidavit that and to what extent the attached items are identical to the items transferred under this Agreement), and promptly notify the pledgee and any other third party in writing of the Assignee’s rights in the Collateral Asset; and

h)	(h) to permit the Assignee or its agents at any time to inspect the Collateral Assets at the relevant location and the relevant documents upon reasonable prior notice during normal business hours.

§ 5 Statutory Liens

1.	If the Collateral is or should become the subject of a statutory lien in favour of third parties, the Guarantor shall, at the request of the Assignee, provide evidence of due payment of the amounts so secured within 5 banking days of the due date and ensure that no other claims of the third party against the Guarantor exist in respect of the Collateral.

2.	The Assignee is entitled but not obliged, after giving notice to the Guarantor, to pay amounts secured by third party statutory liens at the Guarantor’s expense if the Guarantor fails to perform them in the ordinary course of business.

§ 6 Guarantees of the Guarantor

With the exception of movable technical equipment and machines that have been leased, rented or acquired by way of hire-purchase, the Guarantor guarantees the Assignee in the form of an independent promise of guarantee with regard to the transfer of ownership acc. to § 1 No. 1 lit. b) that

a)	the Guarantor is the unrestricted owner, co-owner of the Collateral or holder of the associated rights assigned under this contract and may dispose of the Collateral and those rights without restriction; any security / reservation of title or other rights in the Collateral do not exist,

b)	at the time of entering into this Agreement, the Collateral Assets or the claims assigned under this Agreement have not already been assigned or transferred to a third party (including any transfer by way of security), and

c)	no third party rights or claims or encumbrances exist in respect of the Collateral Asset or the assigned claims.

§ 7 Protection of the Collateral

If the value or substance of the Collateral Asset deteriorates and the Guarantor fails to comply with its obligations under section 4, the Assignee may take all necessary measures to protect the Collateral Asset. For this purpose, the Guarantor shall grant the Assignee free access to the Collateral. Any expenses incurred by the Assignee as a result shall be borne by the Guarantor.

§ 8 Utilisation

1.	The Assignee shall be entitled to revoke the authorisations under § 3 without notice and to realise the Collateral under § 8 (2) as soon as an event occurs which entitles the Assignee to terminate one or more contracts with the Assignee provided that the reason for termination (i) is based on the Guarantor’s breach of payment obligations under the business relationship or (ii) in the reasonable opinion of the Assignee is likely to have an impact on the Guarantor’s ability to meet such payment obligations or (iii) in the reasonable opinion of the Assignee, a material deterioration in the financial position of the Guarantor or in the value of any Collateral provided is occurring or is likely to occur which may jeopardise the repayment of the deferred rentals (together the “Realisation Event”).

2.	The realisation of the Collateral is only permissible after the Assignee has threatened the Collateral provider with such realisation within a reasonable period and the period has expired. The threat and the setting of a time limit shall not be required if

a)	the Guarantor has become insolvent or is threatened with insolvency,

b)	insolvency proceedings have been opened against his assets by the insolvency court or another competent authority,

c)	the Guarantor has applied for the opening of insolvency proceedings or is legally obliged to do so,

d)	a third party has applied for the commencement of insolvency proceedings and such application is neither abusive nor has it been rejected or withdrawn within a period of 30 days of the application being made,

e)	the competent insolvency court has ordered a protective measure pursuant to § 21 of the Insolvency Code

f)	there are specific indications that the Guarantor’s conduct in breach of the contract is likely to impair the Collateral of the Assignee and immediate action by the Assignee is necessary to prevent such impairment.

3.	In the event of realisation, the Assignee shall be entitled, subject to the conditions set out in para. 2, to

a)	the Assignee or a third party designated by the Assignee, a copy of the Collateral and the books and documents relating thereto;

b)	take possession of the Collateral and store it elsewhere;

c)	at its discretion, in its own name or on behalf of the Guarantor, realise the whole or any part of the Collateral by public auction or private sale; such sales may be made at such price and on such other terms as the Assignee in the exercise of its reasonable discretion may determine;

d)	require the Guarantor to realise all or part of the Collateral in accordance with the Assignee’s instructions to the best of its ability or to assist in the realisation by the Assignee, in which case the Guarantor shall promptly return to the Assignee anything obtained in the realisation of the Collateral;

e)	to do any other lawful act which is necessary or expedient in connection with the preservation and realisation of the Collateral Asset.

4.	The Assignee shall take the actions referred to in para. 3 only to the extent that such actions are necessary to satisfy the claims secured under this agreement. The Assignee shall be free to choose which of several items of Collateral is to be realised as aforesaid. However, the Assignee shall have regard to the legitimate interests of the Guarantor and shall use its best endeavours to give priority only to such measures as will not jeopardise the continuation of the Guarantor’s business. Furthermore, realisation actions pursuant to para. 3 shall only be permissible to the extent that they do not violate mandatory provisions of insolvency law.

5.	The proceeds from the realisation of the Collateral, less any value added tax, shall first be used to satisfy any costs and expenses incurred in connection with the realisation. Any remaining proceeds shall be used pro rata to satisfy all other claims secured under this agreement. Any remaining surplus shall be immediately surrendered by the Assignee to the Guarantor.

§ 9 Retransfer / Collateral Release

1.	The Assignee shall transfer the assigned Collateral back to the Guarantor as soon as all secured claims have been satisfied or the Guarantor has provided other Collateral acceptable to the Guarantor in its absolute discretion as a substitute for the Collateral provided under this agreement. This shall in particular be the case if the lessee, after full repayment of the security provided pursuant to § 3. § This shall in particular be the case if the Tenant, after full repayment of the deferred rents acc. to subsection 3.10 of the Tenancy Agreement dated 20 January 2021, including full payment of the agreed deferral interest, provides a rent deposit in the amount of 6 gross monthly rents (rent plus advance payment of operating costs and VAT) pursuant to § 4 subsection 4.2 et seq. of the Tenancy Agreement dated 20.01.2021 or has provided security in accordance with the contract and there are no rent arrears or overdue claims for payment of operating costs.

2.	The Assignee is obliged, even before full satisfaction of all secured claims, to release to the respective Guarantor, on demand, at its discretion in whole or in part, the Collateral transferred to it as well as any other Collateral (e.g. assigned claims, land charges) provided to it or to the creditors, provided that the realisable value of all Collateral determined in accordance with § 1O exceeds 110% of the total amount of the secured claims of the Assignee not only temporarily. If the total value of the Collateral referred to in the preceding sentence should again fall below the total amount of the claims secured hereunder, the Guarantor is obliged to immediately provide further Collateral to the extent necessary to cover the shortfall. If the Guarantor is charged with value added tax on the realisation, the percentage stated in the two preceding sentences shall be increased by the statutory value added tax rate.

3.	The Assignee, in its capacity as landlord, has deferred to the Guarantor the payments of the rent owed in the period 01.09.2020 up to and including 31.07.2021 in the amount of EUR [*] per month each, i.e. a total of EUR [*] excluding VAT. Any operating and administrative costs as well as any VAT payable on deferred rents, operating and administrative costs will not be deferred. In total, the Assignee will defer rents of approximately Euro [*] plus VAT to the Guarantor until 31 July 2021. Against this background, the Parties agree that until full repayment of the deferred rent, the secured claims shall amount to Euro [*]. After repayment of the deferred rents, the Parties agree that the value of the secured claims amounts to 6 monthly rents (basic rent plus advance payment of operating costs and VAT). In deviation from § 9 No. 2, the Parties agree that an initial reduction of the value of the collateral and a related release of collateral shall only take place 3 months after full repayment of the deferred rents and also only if the Guarantor or a third party does not file an application for the opening of insolvency proceedings against the assets of the Guarantor within a period of 3 months.

4.	The selection of the Collateral to be released is at the discretion of the Assignee. When selecting the Collateral to be released, the Assignee shall take into account the justified interests of the Guarantor to the extent permitted by its interest in the Collateral.

5.	Any costs incurred in the retransfer or release of the Collateral shall be borne by the Guarantor.

6.	The parties are aware of the case law of the Federal Court of Justice on the consequences of initial and subsequent over-collateralisation. The Guarantor, being aware of this case law, has desired to enter into this Security Agreement in order to avoid a letter of comfort by its majority shareholder, which the Assignee had desired because of substantial doubts as to the realisability of the Collateral Asset.

§ 10 Valuation of the Collateral

1.	The realisable value of the Collateral Asset shall be determined on the basis of the valuation of [*] at liquidation value attached hereto as Annex [*] less a valuation discount of 50%. In all other respects, the market price or, to the extent that such price cannot be determined, the book value shall be decisive for the determination of the realisable value of the Collateral Assets at the time at which the Assignee requests the release or the Guarantor requests the increase of the Collateral Assets. The value of those items of the Collateral Asset in respect of which third parties have prior security interests (e.g. retention of title, transfer of ownership by way of security, lien) shall be deducted therefrom, but only to the extent of the secured creditor’s claims. A deduction of 50% shall be made from the value determined as above.

2.	The Guarantor and the Assignee may require a revaluation of the Collateral if its actual value differs materially from the value determined above as a result of changes that have occurred in the meantime. The revaluation shall be carried out by an independent expert appointed by the Assignee.

§ 11 Landlord’s Lien

The landlord’s lien of the Guarantor remains unaffected by the provisions of this agreement.

§ 12 Final Provisions

a)	Subsidiary agreements and amendments to this contract must be made in writing or confirmed in writing by the Assignee.

b)	This contract is subject to the law of the Federal Republic of Germany.

c)	The place of jurisdiction is Aachen.

d)	The invalidity of individual provisions of the contract shall not affect the validity of the rest of the contract.

Signatures

Annexes:

Annex 1, 1a-1g:	[*]

Anlage 2:	[*]

Annex 8

Option agreement for the conclusion of a
purchase and assignment agreement

between

Dr. VG Schuh GmbH, represented by [*],

-    hereafter „Offeror”

and

IBG Beteiligungsgesellschaft mbH, legally represented by the Managing Director [*],

-    hereafter „Offeree”

Offeror and Offeree shall hereafter be individually referred to as „Party” or jointly as „Parties”.

I.	Offer to Conclude a Purchase and Assignment Contract for Shares

The Offeror is a shareholder of Next.e.GO Mobile SE with its registered office in Aachen, Germany, registered in the commercial register of the local court of Aachen under HRB 24014 (hereinafter the “Company”). The share capital of the Company in the amount of € 120,000.00 is divided into 120,000 shares.

120,000.00 is divided into 120,000 no-par value shares with a notional interest in the share capital of € 1.00 per share. The shares of the company are issued as registered shares. Pursuant to Article 5 (3) of the Articles of Association of the Company, the right of the shareholders to individual certification of their shares is excluded. The shares are not certificated. The offeree is interested in acquiring a total of 2,400 no-par value shares from the offeror. The Offeror is interested in selling the Shares to the offeree.

1.	The Offeror hereby submits to the Offeree an offer to conclude a purchase and assignment agreement for

[*] shares in the Company for a total nominal amount of EUR [*]

2.	The offer under clause 1 is irrevocable and unconditional, it can only be accepted uniformly. The rights arising from the offer are assignable to a third party.

3.	The offer can only be accepted by written declaration by 31.12.2022, 17:00 h. The relevant time for the timeliness of the acceptance of the offer is the day of receipt of the declaration of acceptance by the Offeror. The economic effect of the acceptance of the offer shall take effect on the date of receipt of the declaration of acceptance by the Offeror (“Effective Date”).

Lease Agreement TRIWO Technopark Aachen Leasing GmbH & Co. KG ./.
Next.e.GO Mobile SE – Gebäude GO1, VA-VE sowie VG/VH

4.	The consent of the General Meeting of the Company to the transfer of the shares subject to the option has been granted. It is attached as Annex [*] to this option agreement. The Offeree has taken note of the submitted offer.

5.	The offer is therefore for the conclusion of the following share purchase and transfer agreement:

II.	Purchase and Assignment Contract for Shares

Purchase and Assignment Contract

between

Dr. VG Schuh GmbH, represented by [*],

-    hereafter „Seller”

and

IBG Beteiligungsgesellschaft mbH, legally represented by the Managing Director [*],

-    hereafter „Buyer”

Buyer and Seller shall hereafter be individually referred to as „Party” or jointly as „Parties”.

Preamble

1.	The Seller is a shareholder of Next.e.GO Mobile SE with its registered office in Aachen, registered in the Commercial Register of the Local Court of Aachen under HRB 24014, (hereinafter the “Company”). The share capital of the Company in the amount of € 120,000.00 is divided into 120,000 no-par value shares with a notional interest in the share capital of € 1.00 per share. The shares of the company are issued as registered shares. Pursuant to Article 5 (3) of the company’s Articles of Association, the shareholders’ right to individual certification of their shares is excluded. The shares are not certificated.

2.	The Buyer is interested in acquiring a total of 2,400 no-par value shares from the Seller. The Seller is interested in selling the shares to the Buyer.

Lease Agreement TRIWO Technopark Aachen Leasing GmbH & Co. KG ./.
Next.e.GO Mobile SE – Gebäude GO1, VA-VE sowie VG/VH

Having said this, the Parties agree as follows:

§ 1 Subject of the Contract

1.	The Seller holds a total of [*] no-par value shares in the share capital of the Company.

2.	The Seller sells [*] no-par value shares thereof together with all ancillary rights (the “Sold Shares”) to the Buyer hereby accepting the same.

3.	The profit shares attributable to the sold shares and not yet distributed, including the dividend subscription right for the current financial year, shall be due in full to the purchaser. § 101 of the German Civil Code is excluded.

§ 2 Purchasing Price

1.	The purchase price for the shares is [*] for each no-par value share, i.e. a total of [*] (in words: [*] euros), and is payable to the account of the Seller at [*] intended use: Purchase Price Next.e.GO Mobile SE shares.

2.	The purchase price is due 3 working days after conclusion of the contract. In the event that the Buyer defaults on the payment of the purchase price, the Buyer shall owe default interest in the amount of 5 percentage points p.a. above the base interest rate.

§ 3 Transfer of Ownership and Transcription in the Share Register

1.	The Seller hereby assigns to the accepting Buyer all of his membership rights in respect of the 2,400 shares sold in accordance with §§ 398, 413 BGB.

The assignment is subject to the condition precedent of the unconditional crediting of the entire purchase price pursuant to § 2 para. 1 of this contract in the amount of [*] € to the Seller’s account with Sparkasse Aachen. The Seller is obliged to issue and hand over to the Buyer a written confirmation of the crediting of the entire purchase price with reference to this contract.

2.	Initially, the shares shall not be transferred from the Seller to the Buyer. Instead, the Parties shall conclude a trust agreement which shall essentially correspond to the draft attached as Annex [*].

3.	After termination of the trust agreement, the Buyer shall be entitled, for the purpose of deletion of the Seller and new entry of the Buyer in the share register, to notify the Company of the transfer of the shares pursuant to § 67 para. 3 of the German Stock Corporation Act (AktG) and to submit a copy of this agreement and of the confirmation pursuant to § 3 para. 2 of this agreement as proof of the transfer.

§ 4 Guarantees

The Seller hereby declares to the Buyer by way of an independent, debt-independent guarantee pursuant to § 311 (1) of the German Civil Code (BGB) that the following statements are correct and applicable at the time of the conclusion of this contract and at the time the transfer of title becomes effective:

a)	The Seller is a shareholder of the company and holds the shares. He is the sole holder of the shares.

Lease Agreement TRIWO Technopark Aachen Leasing GmbH & Co. KG ./.
Next.e.GO Mobile SE – Gebäude GO1, VA-VE sowie VG/VH

b)	The Seller may freely dispose of the shares. There are no third-party rights to the shares, e.g. liens or other encumbrances in rem, nor are there third-party claims to the shares under the law of obligations, e.g. preemption, purchase or option rights.

c)	The shares are validly constituted and fully paid up.

d)	The Company owns no real estate.

e)	The Company is neither over-indebted within the meaning of § 19 (2) lnsO, nor insolvent within the meaning of § 17 (2) lnsO, nor is it in danger of becoming insolvent within the meaning of § 18 (2) lnsO.

f)	The Articles of Association of the Company in the version of 31.08.2020 applies unchanged.

§ 5 Legal Consequences in the Event of a Breach of the Guarantees

1.	If and to the extent that one of the guarantees pursuant to § 4 of this contract should be false, the Seller shall be obliged to compensate the Buyer for the resulting damage and to indemnify the Buyer against any costs and any claims of third parties, including the Company or the outside shareholders. The other statutory rights of the Buyer, in particular any claims due to fraudulent misrepresentation or other intentional or grossly negligent breaches of duty by the seller remain unaffected.

2.	The rights of the Buyer arising from this § 5 shall become statute-barred after 30 years in the event of a breach of § 4 lit. a), and after 3 years in all other cases. The limitation period shall commence on the day of the conclusion of this contract. In the event of negotiations between the Seller and the Buyer concerning claims arising from this § 5, the limitation period shall be suspended, but for a maximum period of 6 months. The above limitation agreements do not apply to claims and rights of the buyer which are based on an intentional breach of duty by the seller.

§ 6 Consent by the Company

Pursuant to § 5 para. 2 of the Articles of Association of the Company, shares are only transferable with the approval of the Annual General Meeting. The approval of the Annual General Meeting is attached to this purchase agreement as an annex.

§ 7 Right of Pre-emption

In the event that the Buyer intends to sell all or part of the shares sold to a third party (including another shareholder and the Company), the Seller shall be entitled to pre-acquire the Shares sold subject to the following provisions:

1.	The Buyer shall provide the Seller with the following information in text form pursuant to § 126b of the German Civil Code (BGB):

i.	Name/company and registered office or address of the Buyer

ii.	Purchase price or other consideration for the shares sold

iii.	Maturity of the purchase price or other consideration, as the case may be

iv.	The number and nominal amounts of shares sold which it is intended to resell; and

v.	Warranties and guarantees, if any, given by the Seller.

Lease Agreement TRIWO Technopark Aachen Leasing GmbH & Co. KG ./.
Next.e.GO Mobile SE – Gebäude GO1, VA-VE sowie VG/VH

2.	After receipt of the notice of sale, the Seller may demand that the Buyer does not sell the sold shares to the third party, but to the Seller on the terms agreed with the third party. The Seller may only exercise this purchase right in full and within one month of receipt of the notice of sale by declaration in text form to the Buyer. After expiry of the exercise period, the purchase right shall expire.

§ 8 Final Provisions

1.	Each Party shall bear its own costs in connection with the conclusion and performance of this Agreement.

2.	Amendments to this contract must be made in writing unless a notarial deed is required by law. This is only guaranteed by a document signed by all Parties. Verbal amendments and additions to this contract, including the cancellation of this written form clause, are null and void.

3.	Oral ancillary agreements have not been made.

4.	The place of jurisdiction for all disputes arising from and in connection with this contract is Trier.

5.	Should any provision of this contract or any provision incorporated in it in the future be or become invalid or unenforceable in whole or in part, this shall not affect the validity of the remaining provisions. The Parties are aware of the case law of the Federal Court of Justice according to which this clause only has the effect of reversing the burden of proof. Against this background, the Parties hereby expressly clarify that it is their actual intention that this clause not only reverses the burden of proof, but expressly waives the legal consequence of § 39 BGB. The same applies if this contract contains a loophole. In place of the invalid or unenforceable provision or in order to fill the loophole, an appropriate provision shall apply which, as far as legally possible, comes as close as possible to what the Parties would have agreed in accordance with the meaning and purpose of the contract if they had considered the contract when concluding it or amending it later.

Trier, [Date]	Aachen. [Date]

Lease Agreement TRIWO Technopark Aachen Leasing GmbH & Co. KG ./.
Next.e.GO Mobile SE – Gebäude GO1, VA-VE sowie VG/VH